Exhibit 23.2

CONSENT OF ANDREW WEST

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the scientific and technical information included in Trilogy Metals Inc.’s Annual Report on Form 10-K for the year ended November 30, 2019.

I also consent to the incorporation by reference in Trilogy Metals Inc.’s Registration Statements on Form S-8 (No. 333-181020, No. 333-188950, No. 333-205102, No. 333-208149 and No. 333-234417) and the Registration Statement on Form S-3 (No. 333-220484 and No. 333-234164) of references to my name and to the use of the scientific and technical information included in the Annual Report on Form 10-K as described above.

DATED: February 7, 2020

/s/ Andrew West
Name: Andrew West